Exhibit 99.1

SABA PROVIDES SELECTED FIRST QUARTER FISCAL YEAR 2015 FINANCIAL

METRICS

Strong New Cloud Bookings Growth

•	84% in First Quarter of Fiscal Year 2015 Over the First Quarter of the Prior Year

•	78% on a Trailing Twelve Month Basis Over the Same Period Last Year

Redwood Shores, Calif., September 30, 2014 – Saba (OTC Pink: SABA), a global leader in cloud-based intelligent talent management solutions, today provided an update on its business momentum and its progress on the restatement of historical financial results.

“Building on the momentum we achieved in fiscal year 2014, Saba delivered another strong quarter with new cloud bookings growing 84% in the first quarter of fiscal year 2015 over the prior year period and 78% on a trailing twelve month basis over the respective prior year period,” said Shawn Farshchi, President and CEO, Saba. “The primary drivers behind the healthy growth are our revolutionary and intelligent product innovations as well as our commitment to industry leading service level agreements delivered through a purpose-built global infrastructure. Our success validates our belief that we are clearly gaining market share in the talent management industry.”

While the Company is not yet in a position to report detailed financial results for its first quarter of fiscal year 2015, ended August 31, 2014, as a result of its pending restatement of certain historical financial results, the Company is providing the following selected financial metrics that are not expected to be impacted by the restatement:

•	New cloud bookings (annual contract value) grew 84% in the first quarter of fiscal year 2015 as compared to the first quarter of fiscal year 2014. Total cloud bookings grew 15% in the first quarter of fiscal year 2015 as compared to the first quarter of fiscal year 2014.

•	38 new customers were added in the first quarter of fiscal year 2015. New customers included Adobe, PetroChina, Washington University, AIB International, Corporacion Politecnica Nacional de Colombia, Sistema FIESC (Latin America), and Mazars (South Africa).

•	A number of customers signed on in the first quarter of fiscal year 2015 to upgrade their talent solution from behind-the-firewall to Saba Cloud. Customers include Dell, American Red Cross, and Nemours Foundation.

•	Cloud renewal rates were in excess of 90% in the first quarter of fiscal year 2015.

•	Cash and cash equivalents were $19 million (after payments in the first quarter of fiscal year 2015 of approximately $5 million associated with the accounting review and restatement) and total debt was $69 million at August 31, 2014. On September 23, 2014, the Company secured an additional $15 million debt under its credit facility with an affiliate of Vector Capital.

•	Cash used in operations was $2 million for the first quarter of fiscal year 2015 (excluding approximately $5 million associated with the accounting review and restatement). The Company typically generates more cash from renewals in the second half of the fiscal year due to the seasonality of renewal bookings.

Saba introduced its Summer 2014 Release during the first quarter of fiscal year 2015, making Saba Cloud more engaging, intelligent, and extensible. Key innovations across the Saba Cloud Platform include:

•	Performance@Work — added multi-rater assessments and anniversary reviews, plus streamlined the process for building performance reviews.

•	TIM, the Intelligent Mentor — now available on mobile devices.

•	Analytics — added several new out of the box reports and simplified the user experience.

•	Three new patents issued in the first quarter of fiscal year 2015 bringing the total number of patents issued and pending to 25.

As previously announced, we are currently working towards completing the audits of prior periods and fiscal year 2014 and anticipate regaining SEC compliance during the fourth calendar quarter of this year. We plan to hold an annual meeting of stockholders as soon as practicable after regaining compliance with the Company’s SEC filing requirements.

Conference Call

Saba will host a teleconference call and live webcast today, Tuesday, September 30, 2014, commencing at 5:00 p.m. Eastern Time, to discuss its business momentum and its progress on the restatement of historical financial results. To join the call, please dial +1.800.700.7860 or +1.612.332.1210. The access code for the conference call is 336339. To listen to the live webcast, please go to the Investor Relations page of the Saba web site at http://investor.saba.com and click on the Live Webcast icon.

A replay of the conference call will be available shortly after its conclusion. The replay dial-in number is +1.800.475.6701 or +1.320.365.3844. The access code for the conference call replay is 336339. The replay can also be accessed from the Investor Relations page of the Saba web site at http://investor.saba.com and will be available through October 30, 2014.

About Saba

Saba (OTCPink: SABA) delivers a cloud-based intelligent talent management solution used by leading organizations worldwide to hire, develop, engage and inspire their people. With machine learning at its core, intelligent talent management offers proactive, personalized recommendations on candidates, connections and content to help employees and organizations lead and succeed. Saba Cloud is a purpose-built, highly scalable platform that exceeds industry security and reliability standards. Saba has more than 31 million users and 2,200 customers across 195 countries and 37 languages. Learn more about intelligent talent management at www.saba.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, the Company’s current progress and timing objectives regarding completion of its accounting restatement and becoming current in its required filings with the SEC, the anticipated timing of the Company’s meeting of stockholders, the Company’s ability to build on its momentum in fiscal year 2015, the Company’s belief that it is gaining market share in the talent management industry, the potential impact of the restatement on the Company’s financial performance and financial statements, the Company’s guidance concerning preliminary financial results and certain other financial and operating metrics, and the expectation that the financial and operating metrics reported in the press release will not be impacted by the restatement. The actual outcome of such matters could differ materially from those expressed in any forward-looking statements due to, among other things, the Company’s ability to complete the work required for the pending restatement of its financial statements in a timely manner, any additional required adjustments to the Company’s financial statements and/or other factors arising in the restatement process that are not currently known or identified or where the scope of work required or impact of the restatement may be greater than what is currently known or anticipated by the Company, and the impact of the restatement on the Company’s sales, operations and financial performance. In addition, Saba faces risks and uncertainties that could affect timing of the completion of its restatement and becoming current with respect to its delayed filings with the SEC including material weaknesses that exist with respect to its internal controls over financial reporting or additional deficiencies in its internal controls over financial reporting that may be identified. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com